Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the Company's IPO by and between Polypid Ltd. (the “Company”), and Eitan Kyiet (I.D. No. 24295800), an individual residing at 6 Frank Peleg, Haifa, Israel (the “Employee”).

WHEREAS, the Employee is currently employed by the Company on a part time basis and is providing services to the Company through a company on its behalf pursuant to a certain Services Agreement entered between the Company and the service provider indicated in Schedule A attached hereto ("Services Agreement");

WHEREAS, the Company wishes to terminate the Services Agreement and employ the Employee on a full time basis;

WHEREAS, the parties wish to update and replace the current employment agreement entered between the parties on September 1, 2013, by this Agreement, as of the Effective Date and throughout the Term (as such terms are defined hereunder).

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, the parties hereto agree as follows:

1.	Employment; Position

1.1.	The Company desires to amend the employment engagement with the Employee and employ the Employee and the Employee desires to be employed by the Company pursuant to the terms set forth in this Agreement, as of the date indicated in Schedule A attached hereto (“Effective Date”) and until this Agreement shall be terminated in accordance with the provisions of Section 8 below (“Term”).

1.2.	The Employee shall be employed on a full time basis in the position indicated in Schedule A attached hereto (“Position”). The Employee shall have the authority, functions, duties and responsibilities, as may be stipulated from time to time by the person or organ indicated in Schedule A attached hereto (“Direct Supervisor”) and shall report thereto.

1.3.	The Employee shall perform his duties and obligations hereunder from the Company's offices or from any other place as shall be instructed, from time to time, by the Direct Supervisor.

1.4.	Employee acknowledges that he is employed hereunder in a management position which requires a special degree of trust, and therefore, the Hours of Work and Rest Law 1951 (“Work and Rest Law”) and any other law amending or replacing such law, does not apply to you or to his employment with the Company. Employee acknowledges that the Salary set hereunder nevertheless includes within it consideration that would otherwise have been due to Employee pursuant to such law.

2.	Duties and Obligations

The Employee affirms and undertakes, throughout the Term, as follows:

2.1.	The Employee shall devote the Employee's working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of the Employee’s duties with the Company.

2.2.	The Employee shall perform and discharge well and faithfully, with devotion, honesty and fidelity, all of the Employee’s obligations derived from Employee’s Position and from this Agreement.

2.3.	The Employee shall comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

2.4.	The Employee shall travel abroad from time to time if and as may be required pursuant to Employee’s Position.

2.5.	The Employee shall refrain from being involved in, directly or indirectly, and to inform the Direct Supervisor, immediately and without delay, of any affairs and/or matters that constitute a conflict of interest with Employee’s Position and/or employment with the Company.

2.6.	In his free time, the Employee may engage in other business unrelated to the Company (other than competitor business), provided that the Company shall pre-approve such engagement. The Company acknowledges and accepts that the Employee is engaged in the management of a group of investors and the holdings of such group.

3.	Representations and Warranties

The Employee represents and warrants to the Company as follows:

3.1.	The Employee is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, impediments and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.

3.2.	The Employee has the requisite qualifications, experience and knowledge to perform the Employee’s obligations under this Agreement.

3.3.	All work under this Agreement shall be the Employee’s original work and none of his work product or any development arising from his work, use, production, distribution or exploitation thereof will, to Employee's knowledge, infringe, misappropriate or violate any intellectual property or other right of any person or entity; it being understood that Employee shall not use any confidential information or information owned by third parties in connection with previous employment/engagement or involvement of Employee with other ventures or businesses and any use of such information will be deemed as breach of this Agreement.

3.4.	The Employee is not involved, directly or indirectly, in any business and/or affairs and/or matters that constitute or may constitute a conflict of interests with Employee’s employment with the Company under this Agreement.

3.5.	In the event that the Employee becomes aware that the performance of his obligations and duties under this Agreement may violate any third-party rights, he will disclose this to the Company without delay.

4.	Compensation

4.1.	Subject to and in consideration for the Employee’s fulfillment of Employee’s obligations under this Agreement, the Company shall pay Employee a monthly gross salary in the amount indicated in Schedule A attached hereto (the “Salary”).

4.2.	Without derogating from the above said in Section 1.4, it is hereby clarified that the Salary is calculated based on three separate components as follows:

4.2.1.	A gross monthly base salary in the amount indicated in Schedule A attached hereto (the “Base Salary”);

4.2.2.	A gross monthly global compensation for overtime hours of work in the amount indicated in Schedule A attached hereto (the “Global Overtime Compensation”). The Global Overtime Compensation has been determined based on the Company’s knowledgeable estimation of the average of overtime hours per month that the Position requires. It is hereby agreed and acknowledged that the Global Overtime Compensation shall constitute the full consideration to which the Employee shall be entitled for the Employee’s work during Overtime Hours as provided above; and

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4.2.3.	The amount indicated in Schedule A attached hereto is paid as a special consideration for Employee’s commitments under the NDA (as defined below) (“Special Component”).

In the event that it is claimed or determined that the Work and Rest Law is applicable to the Position under this Employment Agreement despite the specific agreement herein, the Global Overtime Compensation represents any amounts due and payable under such law.

4.3.	Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.

4.4.	The Salary shall serve as the basis for the calculation of all social benefits to which Employee is entitled hereunder. No other amount paid to Employee, including any bonuses and signing bonus (to the extent granted), shall be taken into account in the calculation of any social benefits to which Employee may be entitled.

5.	Social and Fringe benefits

5.1.	Pension

5.1.1.	The Company will insure the Employee under a "Manager's Insurance Policy" ("Bituach Menahalim") ("Policy") or a Pension Fund ("Pension Fund", and together with the Policy, the "Insurance Scheme") to be selected by the Employee. At the end of each month during the employment of Employee, the Company shall pay an aggregate amount equal to 13.33% of the Salary for the preceding month to the Policy or 14.33% of the Salary for the preceding month to the Pension Fund (the "Company's Contribution"), as follows: (a) 8.33% for severance pay component; and (b) for savings and risk component, either (i) in the case of a Policy, 6%, subject to deduction of 7% from the Salary by the Employee, as detailed below; or (ii) in the case of a Pension Fund, 6%, subject to deduction of 5.5% from the Salary, as detailed below. In addition, if the Employee shall elect a Policy, the Company shall pay up to 2.5% of the Salary towards loss of working capacity disability insurance (depending on the cost to the Company necessary to provide coverage) to be purchased by the Company. The Employee agrees that the Company shall deduct from the Salary an amount equal to 5% or 5.5% of the Salary for the preceding month, and shall pay such amount as premium payable in respect for savings and risk component of the Policy or the Pension Fund, as the case may be (the “Employee’s Contributions”). If the Employee elects to be insured under a combination of the Policy and Pension Plan, the Employee may determine the allocation between the two, provided that, in any event the Company's contributions will not exceed the maximum amounts set forth above.

5.1.2.	The Company and Employee agree and acknowledge that the Company’s Contribution to the Insurance Scheme in accordance with Section 5.1.1. above, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the "Exempt Salary"), pursuant to Section 14 of the Severance Pay Law 5713 – 1953 (the "Severance Law"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit A. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that Employee withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Employee’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order including the General Approval of the Minister of Labor and Welfare, as set forth in this Section 5, in the event contributions to the Insurance Scheme have not been made in full.

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5.2.	Study Fund.

5.2.1.	Notwithstanding anything herein to the contrary, for the purpose of this Section 5.2, the term “Salary” shall mean that portion of the Salary which does not exceed the recognized ceiling for withholdings that are exempted from taxes under the provisions of applicable law in effect from time to time (the “Advanced Study Fund Ceiling”). For the removal of any doubt, it is hereby agreed that the Advanced Study Fund Ceiling shall serve as the basis for the calculation of deductions and contributions to the Advanced Study Fund.

5.2.2.	The Company shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund of Employees’s choice (Keren Hishtalmut) (“Advanced Study Fund”).

5.2.3.	Employee shall contribute, and for that purpose she hereby irrevocably authorizes and instructs Company to deduct from Employee’s Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.

5.2.4.	Employee shall bear any and all taxes applicable and required by law in connection with amounts payable by Employee and/or Company to the Advanced Study Fund under this Section 5.2.

5.3.	Vacation. Employee shall be entitled to an annual leave per year as indicated in Schedule A attached hereto. Each leave shall be coordinated with the Direct Supervisor with adequate regard to the needs of the Company.

5.4.	Sick Leave; Recreation Pay. Employee shall be entitled to sick leave and to annual recreation pay in accordance with applicable laws and regulations as in effect from time to time.

5.5.	Military Reserve Duty. Employee shall inform the Company of any military reserve duty Employee has been ordered to perform, immediately after Employee has been notified of the same. In the absence of Employee due to military reserve duty, Employee shall be entitled to receive Employee’s Salary, including payments for social benefits and other rights to which Employee is entitled pursuant to this Agreement. Employee undertakes to provide the Company with proper confirmation of active military reserve duty so that Company may collect from the National Insurance Institute all amounts to which Employee is entitled in connection with such service.

5.6.	Equipment. The Company may, from time to time, in its sole discretion, provide the Employee with various equipment (the “Equipment”) for the Employee’s use in the course of performing the Employee’s obligations pursuant to the Position, provided that the Company’s procedures in respect thereof are followed. Employee shall bear and pay all (if any) taxes applicable to him in connection with any such Equipment provided. The Employee shall return any such Equipment to the Company’s principal office immediately following the cessation of the Employee’s employment hereunder, and the Employee shall not have any rights of lien, delay or set-off with respect to the Equipment.

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6.	Reimbursement of Expenses and Laptop. During the term of this Agreement, the Company shall (a) reimburse the Employee for cellular phone costs; and (b) provide the Employee a laptop for his disposal. The Employee undertakes to take good care of the laptop and to return it to the Company immediately upon the termination of this Agreement.

7.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement

The Employee has executed the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached to his previous employment agreement with the Company (the “NDA”). The Special Component is the sole consideration for Employee’s commitments under the NDA and Employee will not be entitled to any further consideration for such commitments, including any entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express agreement between the Employee and the Company for the purposes of Section 134 of the Patent Law.

8.	Termination

8.1.	Either party may, at any time during the Term, furnish the other party hereto with a written notice that this Agreement is terminated (“Termination Notice”). The Termination Notice must be furnished, in writing, to the other party, as indicated in Schedule A attached hereto, prior to the Termination Notice having effect (the “Notice Period”). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

8.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

8.2.1.	During the Notice Period, the Employee shall be obligated to continue to discharge and perform all of Employee’s duties and obligations with the Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by the Company of all matters handled by Employee during the course of Employee’s employment with the Company.

8.2.2.	Notwithstanding the provisions of Section 8.2.1 above to the contrary, by notifying Employee concurrently with or at any time after a Termination Notice is delivered by either party hereto, the Company shall be entitled to either: (i) waive any and/or all of Employee’s services with the Company during the Notice Period or any part thereof or; (ii) terminate the employer-employee relationship prior to the completion of the Notice Period; provided that in any such event, the Company shall pay Employee for the aforesaid Notice Period or any part thereof, a sum equal to the full value of salary, social benefits (i.e. Managers' Insurance) according to this Agreement and as required under applicable laws and in accordance with the Prior Notice Law.

By the end of the Notice Period or the termination of the employer-employee relationship, which ever comes first, or in the event the Company has waived Employee’s services during the Notice Period, then upon the furnishing of a notice to Employee to that effect, Employee shall return to the Company any Equipment provided to him by the Company.

8.3.	Notwithstanding the provisions of Sections 8.1 and 8.2 above, the Company, by furnishing a notice to Employee, shall be entitled to terminate Employee’s employment with the Company with immediate effect in the event that said termination is Termination for Cause (as defined below). In the event of such Termination of Cause, then without derogating from the rights of the Company under this Agreement and/or any applicable law, the Employee shall not be entitled to any of the consideration specified in Section 8.2 above.

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8.4.	As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has committed a criminal offense directly related to the Employee's engagement with the Company and provided that such offense involves moral turpitude; (ii) Employee is in material, malicious breach of Employee’s duties of trust or loyalty to the Company; (iii) any intentional material breach of this Agreement which has not been cured by Employee within fifteen (15) after his receipt of notice from the Company containing a description of such breach, (iv) Employee deliberately causes malicious harm to the Company’s business affairs; (v) Employee materially, maliciously breaches any of the provisions of the NDA; and/or (vi) circumstances that constitute “cause” or do not entitle Employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

8.5.	Without derogating from the Company’s rights pursuant to any applicable law, in the event that Employee shall terminate Employee’s employment with the Company with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset the amount of compensatory payment to which Employee would otherwise have been entitled under the Prior Notice Law or any part thereof, as the case may be, from any other payments payable to Employee.

8.6.	Upon termination of Employee’s employment with the Company, and as a condition to the fulfillment of Company’s obligations, if any, towards Employee at such time, Employee affirms and undertakes to transfer Employee’s Position to its replacement, as shall reasonably be determined by Company, in an efficient, complete, appropriate and orderly manner, and to fulfill Employee’s obligations under this Agreement, provided that the foregoing shall not apply following the expiration of 30 days after the effective termination of this Agreement.

9.	General Provisions

9.1.	Employee may not assign or transfer any right, claim or obligation provided herein.

9.2.	Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee's employment with the Company, other than as provided herein.

9.3.	The Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with Employee’s employment with the Company.

9.4.	In the event of an Exit (as defined below), the Company shall be entitled to assign or transfer any right, claim or obligation provided herein.

“Exit” shall mean (i) a merger, acquisition, reorganization or similar transaction pursuant to which the holders of equity interests of the Company prior to the consummation of such transaction represent less than 50% of the equity interests of the Company following such transaction (directly or indirectly), or (ii) a sale of all or substantially all of the assets of the Company.

9.5.	The Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from Employee at such time; and for that purpose Employee hereby irrevocably authorizes and instructs the Company to offset from any amounts which may be due or owing to Employee from the Company, all amounts to which the Company shall be entitled from Employee at any time, to the extent applicable by the Israeli Law.

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9.6.	The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement, including those which were previously not enforced.

9.7.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties, or their duly authorized representatives.

9.8.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the city of Tel Aviv in any dispute related to this Agreement.

9.9.	This Agreement and the NDA constitute the entire agreement of the parties hereto with respect to the subject matters hereof, and supersede all prior agreements and understandings between the parties with respect thereto. The parties hereto hereby acknowledges that any previous agreement with respect to provision of services to the Company by the Employee and/or its affiliates, and/or employment of he Employee by the Company, including without limitation, the Services Agreement and the Original Employment Agreement by and between the Company, are hereby terminated and shall have no force and effect.

For the avoidance of doubt, nothing herein shall affect any option agreement or any other equity-based incentive plan which has been signed between the Company and the Employee and such option agreement(s) will continue to be in full force and effect.

9.10.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

9.11.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

9.12.	The parties agree that this Agreement constitutes, among other things, notification in accordance with the Notice to Employee Law (Terms of Employment), 2002.

THE EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT AND ITS EXHIBITS TO ANY OTHER LANGUAGE. THE EMPLOYEE FURTHER ACKNOLWEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובד מצהיר בזאת כי השפה האנגלית מוכרת ומובנת לו וכי הוא אינו זקוק לתרגום הסכם זה ונספחיו לשפה אחרת. העובד גם מצהיר ומודיע כי הומלץ בפניו על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לו הזדמנות נאותה לעשות כן.

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                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first set forth above.

COMPANY:

POLYPID LTD.

By:	/s/ Amir Weisberg
Name: Amir Weisberg
Title: CEO

EMPLOYEE:

/s/ Eitan Kyiet

Eitan Kyiet

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Schedule A

1. Name of Employee:	Eitan Kyiet

2. I.D. No. of Employee:	24295800

3. Address of Employee:	6 Frank Peleg, Haifa, Israel

4. Position in the Company:	COO

5. Direct Supervisor:	CEO

6. Effective Date:	As of the company's IPO

7. Notice Period:	3 months notice period

8. Salary:	NIS 50,000 gross per month (comprised of (i) Base Salary in the amount of NIS 45,000, (ii) Global Overtime Compensation in the amount of NIS 1,000, and (iii) Special Component in the amount of NIS 4,000

9. Vacation Days Per Year:	24

10. Employee shall be entitled to company car according to the company policy. If employee elects not to use such a car, his salary shall be increased by NIS 5,080.

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Exhibit A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)	To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(2)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(3)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(4)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)	The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

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(5)	This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

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